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EXHIBIT 11       STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE.


(dollars in thousands, except per share amounts)


Net Income                                                               $    29,672

Weighted Average Equivalent

  Shares Outstanding:

      Average Outstanding Shares                                          22,629,703

      Common Stock Equivalents (1)                                         1,133,019

          Wtd Avg Shares                                                  23,762,722

Earnings Per Share                                                       $      1.25





   (1)   Represents warrants and options.





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